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Exhibit 99.1

Richard C. Notebaert Chairman & Chief Executive Officer Qwest Communications International Inc.
1801 California Street Denver, Colorado 80202
303 992 1410 303 296 4097 fax

February 17, 2005

The Board of Directors
MCI, Inc.
Attention: Chairman, Board of Directors
22001 Loudoun County Parkway
Ashburn, VA 20147

Dear Mr. Katzenbach:

        I am writing this letter to request information from you regarding Qwest's proposal to acquire MCI.

        On February 11, Qwest submitted a written proposal to acquire MCI. On February 13, Qwest reconfirmed the terms of our proposal in writing to MCI's Board.

        We are aware that MCI has signed an agreement to be acquired by Verizon Communications Inc. As of the writing of this letter, we have just received a copy of this agreement and we are in the process of evaluating it. Published reports, including public disclosures by MCI's President and CEO, indicate that the consideration to MCI shareholders in the Verizon proposal is substantially less than the consideration Qwest offered to MCI shareholders. In addition to the superior merger consideration offered by Qwest to your shareholders compared to the Verizon offer, we would like to remind you that Qwest's proposal is superior to the Verizon proposal because our regulatory approval process is likely to be completed at least six months more quickly and the value to the MCI shareholders from participation in approximately 40% of the synergies in a Qwest transaction will substantially exceed the value of synergies that would be received by MCI Shareholders in a Verizon deal.

        To date, we have not received any response from MCI or its advisors on the terms of our February 11 proposal, as reconfirmed on February 13. If we had received this response, we may have been already able to communicate to you a modified offer that would be beneficial to MCI shareholders. In addition, we were provided limited access to due diligence information regarding MCI, which we have been informed was substantially less than the access provided to other parties.

        In addition, we would like to advise you that once we have completed our review of the Verizon merger agreement, we do intend to submit a modified offer to acquire MCI and we would expect MCI and its advisors to engage us in a meaningful dialog regarding the merits of our offer and we would further expect access to due diligence information consistent with that offered other parties.

Sincerely yours,

/s/  RICHARD C. NOTEBAERT

Richard C. Notebaert
Chairman and Chief Executive Officer

cc:
Larry Grafstein
Lazard Freres & Co.
Phillip Mills
Davis Polk & Wardwell

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  Exhibit 99.1